Exhibit 10(w)
February 17, 2026
Kurt Wolf
Address on file with Pitney Bowes Inc.
Dear Kurt:
This letter (this “Agreement”) memorializes our understanding regarding the terms and conditions of your continued employment as President & Chief Executive Officer (“CEO”) of Pitney Bowes Inc.
(the “Company”), reporting directly to the Company’s Board of Directors (the “Board”).
The term of this Agreement will commence on February 17, 2026 (the “Effective Date”) and continue for three (3) years thereafter (the “Initial Term”). Following the Initial Term, the term will automatically renew for one-year periods unless either party notifies the other party of nonrenewal at least ninety (90) days prior to the end of the Initial Term or such one-year period (the Initial Term and any subsequent renewal periods, the “Term”). As of the Effective Date, this Agreement replaces and supersedes in all respects the Employment Letter, dated as of May 21, 2025, between you and the Company.
The terms of your compensation and benefits shall be as follows:
1.    Effective upon the Effective Date, your annual base salary will be an amount equal to $40,000, paid in accordance with the Company’s regular payroll policies, less applicable withholdings and other payroll deductions (“Base Salary”).
2.    Commencing with the 2026 fiscal year, a target annual bonus of $960,000 (“Target Bonus”) to be earned based on achievement of performance goals established by the Board in consultation with you in accordance with the Pitney Bowes Key Employees Incentive Plan (the “Incentive Plan”), subject to your continued employment with the Company through the date of payment (or as otherwise provided in the Incentive Plan or herein). Your Target Bonus will be subject to the terms and conditions of the Incentive Plan and this Agreement.
3.    Commencing with the 2026 fiscal year, you shall be entitled to annual grants of long-term incentive awards (each an “LTI Award”), as determined by the Board in its sole discretion; provided that, with respect to the Company’s 2026 fiscal year, your LTI Award will be made in the form of performance stock units (“PSUs”) that will have a target grant date value equal to $6,500,000. The PSUs will be granted pursuant to the Pitney Bowes Inc. 2024 Stock Plan (the “Stock Plan”) and will be subject to the terms and conditions, including a three-year time-based vesting requirement, set forth in an award agreement that will have terms and conditions substantially-similar to those award agreements evidencing awards made to the Company’s other executive officers. The grant date value of your PSUs will be determined based on the Company’s customary grant practices.
4.    You will continue to serve as a member of the Board for no additional consideration. All of your equity-based awards outstanding as of the Effective Date will continue to be governed by the terms set forth in the applicable plan and award agreements.
During your employment with the Company you will be entitled to participate in any employee benefit plan, perquisite or arrangement offered to senior executives including, for the avoidance of doubt, the Pitney Bowes Severance Pay Plan (the “Severance Pay Plan”) and the Pitney Bowes Senior Executive

Severance Policy ((the “Executive Severance Policy,” and together with the Severance Pay Plan, the “Severance Plans”), subject in each case to the applicable terms and conditions of the applicable plan or program as in effect from time to time or as otherwise provided in this Agreement.
5.    Notwithstanding any provision of this Agreement or any provision in the Severance Plans, Incentive Plan or Stock Plan, the following provisions shall apply to you:
    For purposes of the Severance Plans, Incentive Plan and Stock Plan, as applicable, “Good Reason” shall mean (i) any of the “Good Reasons” provided in Section 5.1 of the Executive Severance Plan; (ii) failure by the Company to nominate you for election to the Board; or (iii) a requirement that you report to any person or group of persons other than the governing board of the ultimate parent entity of the Company (if not the Board).
    For purposes of the Severance Pay Plan and LTI Awards, as applicable, your voluntary termination of your employment with the Company for “Good Reason” prior to a “Change of Control,” as defined in the Severance Pay Plan or LTI Awards, as applicable, will be treated as if your employment with the Company were involuntarily terminated without “Cause”. For purposes of the Severance Plans, Incentive Plan and LTI Awards, as applicable, the Company giving you a notice of non-renewal of this Agreement will be treated as if your employment with the Company were involuntarily terminated without “Cause”.
    For the purpose of calculating any severance amount that may become due under the Severance Plans, your annual base salary will be deemed to equal the sum of your Base Salary and Target Bonus.
    For purposes of the Severance Pay Plan, you will be entitled to severance pay if your employment is terminated by the Company without Cause without regard to (i) the eligibility conditions described in Section III.A. and (ii) the exceptions described in Section III.B. (or any successor thereto) except for Section III.B.2. For the avoidance of doubt, the conditions described in clauses 1.through 5. of Section III.A of the Severance Pay Plan and the exceptions described in clauses 1 and 3 of Section III.B shall be disregarded and inapplicable to you.
The Company will provide you with a monthly stipend, in advance, of $10,000 for travel and similar expenses. In addition, you will be eligible for reimbursement of reasonable business expenses in accordance with the Company’s expense reimbursement policies in effect from time to time.
In addition, you will be entitled to reimbursement of up to $15,000 for reasonable legal fees in connection with the review of this Agreement, subject to reasonable documentation of such fees pursuant to Company policy (provided that in no event shall you be required to provide any documentation that is protected by attorney-client privilege).
Your employment will be at-will and can be terminated by you or the Company at any time and for any reason. In accepting this Agreement, you agree that you have relied only on the terms set forth above, and not on any other representation or statement made by a Company employee, agent or representative. The Company periodically conducts market reviews of its compensation structure and reserves the right to amend, modify or terminate its compensation and benefit programs.
Taxes will be withheld by the Company as required under applicable tax requirements for any payments or deliveries under this letter. The payments under this Agreement are intended to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and shall be interpreted by the parties in a manner to so comply to the extent practicable. To the extent any taxable expense reimbursement or in-kind benefits under this letter is subject to Section 409A of the Code, the amount thereof eligible in one taxable year shall not affect the amount eligible for any other taxable year, in no event shall any expenses be reimbursed after the last day of the taxable year following the taxable year in which you incurred such expenses and in no event shall any right to reimbursement or receipt of in-kind benefits be subject to liquidation or exchange for another benefit. Each payment under this Agreement will be treated as a separate payment for purposes of Section 409A of the Code.
Nothing in this Agreement or any other agreement referenced herein shall amend the Cooperation Agreement, dated as of January 31, 2024, by and among the Company, Hestia Capital Partners, LP and the other parties thereto (the “Cooperation Agreement”). The Company agrees that nothing in the Cooperation Agreement shall limit in any respect your actions as an executive of the Company in your capacity as such or otherwise be deemed to constitute a breach or violation of the Cooperation Agreement. For the avoidance of doubt, your Proprietary Interest Protection Agreement, and any other ancillary agreements executed as part of your employee onboarding process, remain in full force and effect in accordance with their terms.

Sincerely,

PITNEY BOWES, INC.
Name:
Title:

Agreed and accepted:
/s/ Kurt Wolf
Kurt Wolf February 18, 2026

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